                  News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:        Brian W. White
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS
——————————————
Declares Dividend of $0.05 Per Share

BIRMINGHAM, Ala. (March 22, 2011) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the fourth quarter and 52-week fiscal year ended January 29, 2011.  Net sales for the 13-week period ended January 29, 2011, decreased 2.6% to $153.1 million from net sales of $157.2 million in the year-earlier period.  Comparable store sales for the fourth quarter decreased 6.7% when compared with the prior-year fourth quarter.  Net income for the quarter decreased to $6.8 million, or $0.44 per diluted share, compared with net income of $11.9 million, or $0.76 per diluted share, for the prior-year fiscal quarter.

For the 52-week fiscal period ended January 29, 2011, net sales decreased 2.7% to $495.0 million, from net sales of $508.7 million in the prior fiscal year. Comparable store sales decreased 4.9% when compared with the same period in the prior year.  For the fiscal year ended January 29, 2011, the Company reported net income of $8.9 million, or $0.57 per diluted share, compared with net income of $13.8 million, or $0.88 per diluted share, for the prior fiscal year.

Commenting on the results, Clyde B. Anderson, Chairman, President and Chief Executive Officer, said, “The results for the fiscal year illustrate a dynamic and rapidly changing retail environment for booksellers. We were pleased with the results of the launch of our partnership with the NOOK range of e-readers in the fourth quarter and the performance of the new and expanded toy and game business as well as our entry into the electronic accessory category.  We are also pleased with our ability to manage inventories and maintain a strong balance sheet giving us flexibility to address the challenges and opportunities ahead.”

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.05 per share.  The dividend will be paid on April 19, 2011, to stockholders of record at the close of business on April 5, 2011.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com.  The Company presently operates 231 stores in 23 states and the District of Columbia.  The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the names Bookland and Books-A-Million.  The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s website at www.booksamillioninc.com.

-MORE-

BAMM Announces Fourth Quarter Results

March 22, 2011

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	Jan. 29, 2011	Jan. 30, 2010	Jan. 29, 2011	Jan. 30, 2010
NET SALES	$153,125	$157,169	$494,963	$508,667
Cost of sales (including warehouse, distribution and store occupancy costs)	105,918	105,145	346,860	356,438
GROSS PROFIT	47,207	52,024	148,103	152,229
Operating, selling and administrative expenses	32,320	30,288	118,894	116,159
Depreciation and amortization	4,263	3,572	15,340	14,393
OPERATING INCOME	10,624	18,164	13,869	21,677
Interest expense, net	131	161	556	637
INCOME BEFORE INCOME TAXES	10,493	18,003	13,313	21,040
Income tax provision	3,708	6,092	4,374	7,204
NET INCOME	$ 6,785	$ 11,911	$ 8,939	$ 13,836

NET INCOME PER COMMON SHARE:
Basic: Net income	$ 0.44	$ 0.76	$ 0.57	$ 0.88
Weighted average shares outstanding	15,433	15,663	15,617	15,735
Diluted: Net income	$ 0.44	$ 0.76	$ 0.57	$ 0.88
Weighted average shares outstanding	15,438	15,671	15,623	15,744

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties.  A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative.  In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.  Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

-END-